Exhibit 5.5 to Form F-10
(Exhibit 23.5 to Form F-3)

CONSENT OF KPMG LLP

We refer to the formal valuation and fairness opinion dated October 31, 2024 (the “Formal Valuation”), which we prepared for the Governance, Nominating and Compensation Committee of the Board of Directors of Brookfield Asset Management Ltd. (“BAM”), that is summarized and referred to in the Form 8-K/A of BAM dated April 3, 2025 (the “Form 8-K/A”), in connection with the formal valuation of class A limited voting shares of BAM and common shares of Brookfield Asset Management ULC as at October 31, 2024.

We hereby consent to the incorporation by reference of any references to the Formal Valuation and any summary or other disclosures in respect thereof contained in the Form 8-K/A into this registration statement on Form F-10 of BAM and Brookfield Finance (Canada) Inc. and on Form F-3 of BAM Finance LLC (the “Registration Statement”). The Formal Valuation remains subject to the assumptions, limitations and qualifications set forth therein, reflects our views as of the date of the Formal Valuation and is not to be reproduced, disseminated, quoted from or referred to (in whole or in part), except in accordance with our prior written consent.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “U.S. Securities Act”), or the rules and regulations promulgated thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the U.S. Securities Act or the rules and regulations promulgated thereunder.

/s/ KPMG LLP

Toronto, Canada
February 10, 2026